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                                                                     EXHIBIT (d)



INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l


                         INVESTMENT MANAGEMENT AGREEMENT


        Dated July 2, 2001 (Approved by Board September 11, 2000)


Pearl Mutual Funds, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and Pearl Management Company, an Iowa corporation registered under the Investment Advisers Act of 1940 as an investment adviser (the "Manager"), agree that:

     1. Engagement of the Manager.

        (a) The Trust appoints the Manager to provide investment management services to the Trust for its series designated Pearl Total Return Fund and Pearl Aggressive Growth Fund (each, a "Fund"), and the Manager accepts that appointment and agrees to perform the duties stated in this agreement, for the period and on the terms set forth in this agreement.

        (b) If the Trust establishes one or more series in addition to the Funds named above with respect to which it desires to retain the Manager as investment manager hereunder, and if the Manager is willing to provide such services under this agreement, the Trust and the Manager may add the new series to this agreement, by written supplement (which may be in any form of amendment as defined in Section 18) to this agreement. The supplement shall include a schedule of compensation to be paid to the Manager by the Trust with respect to the new series and any other mutually agreed modifications of the terms of this agreement with respect to that series. On the effective date stated in the supplement executed by the Trust and the Manager, that series shall become a Fund hereunder and shall be subject to the provisions of this agreement to the same extent as the Funds named above, except as modified by the supplement.

     2. Investment Management Services and Duties of the Manager.

        (a) Subject to the overall supervision and control of the Trust's Board of Trustees (the "Board"), the Manager shall have supervisory responsibiiity for the general management and investment of the Funds' assets.

        (b) The Manager shall comply with the 1940 Act, the 1933 Act, and all applicable rules and regulations of the Securities and Exchange Commission; the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies; the investment policies and restrictions, portfolio transaction policies, and other statements concerning the Funds in the Trust's Declaration of Trust. Bylaws, and registration statements under the 1940 Act and the Securites Act of 1933
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l


(the "1933 Act"); and policy decisions and procedures adopted by the Board from time to time.

     (c) The Manager is authorized to make the decisions to buy and sell securities and other assets for the Funds, to place the Funds' portfolio transactions directly with the investment companies in which the Funds may invest or with broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of the Funds. The Manager is authorized to exercise discretion within the Funds' policies concerning allocation of portfolio brokerage, as permitted by applicable law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment management fees.

     (d) The Manager shall furnish to the Board periodic reports on the investment strategy and performance of the Funds and all additional reports and information which the Board or Officers of the Trust may reasonably request.

  3. Services Other Than as Investment Manager. To the extent permitted by applicable law, the Manager may receive compensation from the Trust for other services performed by the Manager for the Trust which are not within the scope of the Manager's duties under this agreement, including but not limited to administrative services, transfer agent services, and brokerage services. Any other services to be provided and the Manager's compensation for providing those services shall be stated in a separate agreement between the Trust and the Manager.

  4. Expenses to be Paid by Trust. Except as otherwise provided in this agreement or any other contract to which the Trust is a party, the Trust shall pay all expenses related or incidental to its organization, operations, and business, including, without limitation:

     (a) All charges and compensation of depositories, custodians, sub-custodians, and other agencies for the safekeeping and servicing of the Trust's cash, securities, and other property and of its transfer agents, registrars, redemption agents, and dividend and distribution disbursing agents, if any, and all expenses of any such services, whether or not provided by third parties.

     (b) All expenses of and charges for administrative services, including but not limited to accounting, bookkeeping, and clerical services; determination of net asset values, offering prices, and redemption prices; maintenance and servicing of Shareholder accounts; communications with Shareholders (except for marketing Shares of the Funds); telephone and electronic communications, postage, stationery; and supplies; and general printing.

     (c) All charges of legal counsel (except as otherwise provided in Section
6) and of independent auditors.
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l



   (d) All compensation of Trustees other than those affiliated with the Manager.

   (e) All expenses of preparing, printing, and distributing notices, proxy solicitation materials, and reports to Shareholders of the Funds.

   (f) All expenses of meetings of Shareholders of the Funds.

   (g) All expenses of registering and maintaining the registration of the Trust under the 1940 Act and of Shares of the Funds under the 1933 Act, including but not limited to all expenses of preparation, filing, and printing of annual or more frequent amendments of the Trust's registration statements (including prospectuses and statements of additional information) under the 1940 Act and 1933 Act; supplying each revised prospectus or supplement to each then existing Shareholder or beneficial owner of Shares of the Funds; and supplying a copy of the statement of additional information upon request to any then existing Shareholder.

   (h) All interest and other costs of borrowing money.

   (i) All expenses of publication of notices and reports to Shareholders and to governmental bodies or regulatory agencies.

   (j) All taxes (including but not limited to income, excise, transfer, stamp, and any other taxes) and fees payable to federal, state, or other governmental agencies, domestic or foreign.

   (k) All expenses of printing and mailing certificates (if any) for Shares of a Fund.

   (l) All expenses of bond and insurance coverage required by law or deemed advisable by the Board.

   (m) All expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, Shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of the Trust under any other laws applicable to the Trust or its business activities.

   (n) All fees, dues, and other expenses related to membership of the Trust in any trade association or other investment company organization.

   (o) Any extraordinary expenses, including but not limited to litigation expenses and any obligation which the Trust may have to indemnify any of its Trustees or Officers.
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l


      (p) In addition to the payment of expenses, the Trust shall also pay all brokers' commissions and other costs and charges relating to the purchase and sale of portfolio securities for each Fund.

   5. Allocation of Expenses Paid by the Trust. Any expenses paid by the Trust that are attributable solely to the organization, operation, or business of a Fund or Funds shall be paid solely out of the assets of that Fund or Funds. Any expense paid by the Trust that is not solely attributable to a Fund or Funds (including any other series of the Trust) shall be apportioned in the manner which the Trust or the Manager determines is fair and appropriate, or as otherwise specified by the Board.

   6. Expenses to Be Paid by the Manager. The Manager shall furnish to the Trust, at the Manager's own expense, all office space, office facilities, utilities, furniture, and equipment reasonably necessary for the Trust's operations and business, and all personnel required to provide the Manager's services pursuant to this agreement. The Manager shall also assume and pay all compensation of the Manager's Directors, Officers, and employees, including but not limited to those who are Trustees or Officers of the Trust; all expenses of marketing Shares of the Funds; and all expenses of placement of securities orders and related bookkeeping. The Manager shall also assume and pay all expenses which, upon advice of legal counsel, are determined to be organization expenses of a Fund and which would not be tax-deductible by that Fund.

   7. Compensation of the Manager. For the services to be rendered and the expenses to be assumed and to be paid by the Manager under this agreement, the Trust shall pay to the Manager monthly fees based on each Fund's net assets at the beginning of the month. The fees attributable to each Fund shall be a separate charge to that Fund and shall be the several (and not joint or joint and several) obligation of that Fund. The monthly fee rates shall be one-twelfth of these annual rates:

      Pearl Total Return Fund:

         Net Assets                                        Fee (Annual Rate)
         ----------                                        -----------------
         First $30 million                                 0.65%
         In excess of $30 million to $100 million          0.58%
         In excess of $100 million                         0.40%

      Pearl Aggressive Growth Fund:

         Net Assets                                        Fee (Annual Rate)
         ----------                                        -----------------
         First $30 million                                 0.65%
         In excess of $30 million to $100 million          0.58%
         In excess of $100 million                         0.40%
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l


     8. Status of the Manager. For all purposes the Manager is and shall be deemed to be an independent contractor and not an agent of the Trust and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way.

     9. Services of the Manager Not Exclusive. The services of the Manager to the Trust under this agreement are not exclusive. The Manager shall be free to render similar services to others so long as its services under this agreement are not impaired.

     1O. Provision of Services through Manager's Personnel. The services to be provided under this agreement by the Manager may be provided through the Manager's Directors, Officers, and employees, subject to compliance with applicable law. The Manager shall supervise and remain fully responsible for the services of all such persons in accordance with and to the extent provided by this Agreement.

     11. Relationships of Trust, Manager, and Their Personnel. It is understood and expected that some or all of Manager's Directors, Officers, and employees may be interested in the Trust as Trustees, Officers, employees, agents, Shareholders, or otherwise. The existence of any such relationships, and the fact that any one or more of the Trust's Trustees, Officers, employees, agents, or Shareholders is or may be an affiliated person of the Manager (as defined in the 1940 Act), shall not affect the validity of this agreement. The Trust, the Manager, and all persons referred to in this Section shall comply fully with applicable law.

     12. Customers of Financial Institutions. The Manager may, but shall not be obligated to, make payments from its own resources to financial institutions (which may include banks, broker-dealers, record keepers, administrators, and others) that provide, either directly or through agents, administrative and other services with respect to Shareholders who are customers of those institutions, including but not limited to establishing Shareholder accounts; assisting with respect to recording purchase and redemption transactions; advising Shareholders about the status of their accounts, current total return or yield, and dividends declared; and related services that the Shareholders or the Funds may reasonably request.

     13. Confidentiality. The Manager shall treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust or to prior, present, or potential Shareholders of the Trust, and shall not use such records or information for any purpose other than in the performance of its responsibilities and duties under this agreement and any other agreement between the Trust and the Manager, except (a) after prior notification to and approval by the Trust, (b) when so requested by the Trust, or (c) as required by applicable law. In the case of any disclosure pursuant to applicable law, the Manager shall, to the extent it is reasonably able to do so, provide the Trust with prior notice in order to allow the Trust to decide whether to contest the request, requirement, or order.
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l



   14. Records. In compliance with applicable law (including but not limited to Section 31 (a) of the 1940 Act and Rule 31a-3 under the 1940 Act), the Manager shall create and maintain all necessary records relating to its services under this agreement. "Records" includes but is not limited to data. All records that the Manager creates and maintains pursuant to this agreement are the property of the Trust, and the Manager shall make them available during regular business hours for reasonable audit, inspection, and use by the Trust and any person designated by the Trust. In addition, upon reasonable notice by the Trust, the Manager shall make available during regular business hours its facilities and premises employed in connection with its performance of this agreement for reasonable visitation by the Trust and any person retained by the Trust. The Manager shall deliver promptly to the Trust any of such records upon the Trust's request, and the Manager at its option and at any time may deliver to the Trust any of such records, but the Manager may make and keep copies. The Manager shall preserve for the periods and in the places prescribed by applicable law (including but not limited to Rule 31a-2 under the 1940 Act) the records required to be maintained by applicable law (including but not limited to Rules 31a-1 and 31a-2 under the 1940 Act). The Trust's rights and the Manager's duties under this Section shall continue after termination of this agreement.

   15. Standard of Care. To the extent permitted by applicable law, neither the Manager nor any of its Directors, Officers, agents, or employees shall be liable directly or indirectly to the Trust or its Shareholders for any loss suffered by the Trust or its Shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of the Manager in the performance of its duties under this agreement, except for liability resulting from willful misfeasance, bad faith, or gross negligence on the part of the Manager or by reason of reckless disregard by the Manager of its obligations and duties under this agreement.

   16. Effective Date, Duration, and Continuance.

       (a) This agreement shall become effective as of the date on which the Trust's registration of its Shares under the 1933 Act on Form N-1A becomes effective under that Act (the "Effective Date").

       (b) For the calendar month in which the Effective Date occurs, the Manager's monthly fee shall be determined on a prorated basis.

       (c) Unless terminated as provided in Section 17, this agreement shall continue in effect as to each Fund through the First Continuance Date. If the Effective Date is on or before January 30, 2001, the First Continuance Date is October 31, 2002. If the Effective Date is after January 30, 2001, the First Continuance Date is January 31, 2003. This agreement shall continue in effect thereafter from year to year, but only so long as its continuance is specifically approved at least annually, either (1) by the
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l


Board, including by a majority of those Trustees who are not interested persons of the Trust or of the Manager, voting in person at a meeting called for the purpose of voting on such approval, or (2) by vote of the holders of a majority of the outstanding Shares of that Fund.

   17. Termination. This agreement may be terminated as to a Fund at any time, without payment of any penalty, either (a) by the Board or (b) by vote of the holders of a majority of the outstanding Shares of that Fund, upon 60 days' written notice to the Manager. This agreement may be terminated by the Manager at any time, without payment of any penalty, upon one year's written notice to the Trust. This agreement shall terminate automatically in the event of its assignment as defined in Section 2(a)(4) of the 1940 Act. Upon termination of this agreement in any manner, including but not limited to failure to obtain the required approval of its continuance, the obligations of both parties shall continue to the close of the effective date of termination, and the Manager's fees and any other appropriate amounts shall be prorated to the close of the effective date of termination.

   18. Amendment. This agreement shall not be amended in any manner except by a written agreement executed by both parties to this agreement. (In this agreement, "amendment" and "amended" include modification, revision, restatement, addendum, and supplement.) In addition:

       (a) This agreement shall not be amended in any manner without approval by the Board, including by a majority of those Trustees who are not interested persons of the Trust or of the Manager, voting in person at a meeting called for the purpose of voting on such approval.

       (b) Whenever and to the extent required by applicable law, an amendment shall also require approval by vote of the holders of a majority of the outstanding Shares of each Fund affected by the amendment.

   19. Non-Liability of Trustees and Shareholders. All obligations of the Trust hereunder shall be binding only upon the assets of the Trust (or the appropriate
Fund) and shall not be binding upon any Trustee, Officer, employee, agent, or Shareholder of the Trust. Neither the authorization of any action by the Trustees or Shareholders of the Trust nor the execution of this agreement on behalf of the Trust shall impose any liability upon any Trustee, Officer, or Shareholder of the Trust.

   20. Use of the Manager's Name. The Manager consents to the use by the Trust and each Fund of the name "Pearl" so long as this agreement remains in effect. If and when this agreement is no longer in effect, the Trust and each Fund shall cease to use that name or any name indicating that it is managed by, advised by, or otherwise associated with the Manager. The Manager reserves the right to use that name and to permit other persons, firms, corporations, and investment companies to use that name.
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l



     21. Notices.

         (a) Any notice (including but not limited to any demand, change of name or address, or other communication) to be given in connection with this agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail, or by transmittal by facsimile or other electronic medium addressed to the recipient as follows (modified to reflect any applicable notice of change given in accordance with this Section):

         If to the Manager:     Pearl Management Company
                                Attention: President
                                2610 Park Avenue
                                P.O. Box 209
                                Muscatine, Iowa 52761
                                Telephone: 319-264-8000
                                Facsimile: 319-264-3363

         If to the Trust:       Pearl Mutual Funds
                                Attention: President
                                2610 Park Avenue
                                P.O. Box 209
                                Muscatine, Iowa 52761
                                Telephone: 319-264-8000
                                Facsimile: 319-264-3363

                                with a copy to:
                                Bell, Boyd & Lloyd LLC
                                Attention: Stacy H. Winick
                                Three First National Plaza, Suite 3300
                                Chicago, Illinois 60602
                                Telephone: 312-372-1121
                                Facsimile: 312-372-2098

         (b) All notices shall be conclusively deemed to have been given on (1) the day of actual physical delivery, (2) if given by registered or certified mail, on the fifth business day following deposit in the mail, or (3) if given by facsimile or other electronic medium, on the day of transmittal.

     22. Governing Law. This agreement shall be construed and interpreted in accordance with the laws of the State of Iowa and the laws of the United States of America applicable to contracts executed and to be performed therein. This agreement shall be construed to comply with 1940.
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l



   23. Definitions. Wherever used in this agreement, these words and phrases have these meanings unless the context otherwise requires:

       (a) "1940 Act" means the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

       (b) "1933 Act" means the Securities Act of 1933 and the rules and regulations of the SEC thereunder.

       (c) "Applicable law" includes all appropriate sources of applicable law, including but not limited to applicable statutes, regulations, rules, judicial decisions, and administrative decisions, orders, and rulings.

       (d) "Board" or "Board of Trustees" means the Board of Trustees of the Trust. "Trustees" means all Trustees holding that office at the pertinent time, in accordance with the Declaration of Trust.

       (e) "Declaration of Trust" means the Declaration of Trust of the Trust as it may be amended from time to time.

       (f) "Fund" means any one or more of Pearl Total Return Fund (a series of the Trust), Pearl Aggressive Growth Fund (a series of the Trust), and any other series of the Trust added to this agreement by written supplement in accordance with Paragraph l(b).

       (g) "Interested persons" means interested persons as defined in Section 2(a)(l9) of the 1940 Act.

       (h) "Majority of the outstanding Shares" of a Fund means, with respect to that Fund, the same as "vote of a majority of the outstanding voting securities of a company" as defined in Section 2(a)(42) of the 1940 Act.

       (i) "Manager" means Pearl Management Company, an Iowa corporation.

       (j) "Prospectus" means the prospectus of the Trust relating to the Trust's Shares that became effective most recently under the 1933 Act, and as it may subsequently have been supplemented.

       (k) "SEC" means the Securities and Exchange Commission.

       (l) "Shares" means shares of beneficial interest, of no par value, of each Fund.

       (m) "Shareholder" means a registered owner of Shares.
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INVESTMENT MANAGEMENT AGREEMENT              Pearl Mutual Funds July 2, 200l



     (n) "Trust" means Pearl Mutual Funds, a Massachusetts business trust.

     (o) All references in this agreement to any law, statute, regulation, or rule include all amendments from time to time and any successor provision adopted from time to time.

     (p) Other words and phrases used in this agreement which are defined in the 1940 Act shall have the same meaning as defined in the 1940 Act.

Executed at Muscatine, Iowa, as of the date first stated above. This agreement is executed in multiple counterparts, each of which shall be deemed to be an original; but all counterparts together shall constitute only one instrument.

                                    PEARL MUTUAL FUNDS


                                    By /s/ David M. Stanley
                                       -------------------------
                                       David M. Stanley
                                       President


                                    PEARL MANAGEMENT COMPANY


                                    By /s/ Robert H. Solt
                                       -------------------------
                                       Robert H. Solt
                                       Executive Vice President